Exhibit 10.53

February 28, 2005

John E. Trewin
414 Sonora Drive
San Mateo, CA 94402

Dear John:

We are pleased to offer you the position of Senior Vice President and Chief Financial Officer, reporting to me.

Your salary will be $250,000 annually and will be paid bi-weekly. In addition, you will be eligible to participate in Covad’s Bonus Program. Based on the 2005 bonus plan, you are eligible for a total annual bonus target of 60% of base pay (payable at 12% of actual salary paid in each quarter, and a year end individual bonus target of 12% of actual salary paid during the year).

The quarterly bonus target is based on recurring revenue, company performance (attainment of profitability) and customer satisfaction measures. The year-end bonus target is solely based on individual performance.

We will also recommend to the Board of Directors that you be granted an option for 125,000 shares of Covad’s Common stock. The exercise price of the option will generally be the closing price for Covad common stock on the last trading day of the month in which you start, provided it is approved by the Board of Directors.

The options will vest on Covad’s standard vesting schedule (twelve forty-eight’s of the shares vest on your one-year anniversary with the Company and one forty-eight per month for the next thirty six months). In addition, you will be eligible for the standard Covad benefits program.

For the purposes of Federal Immigration (Immigration Reform and Control Act of 1987), you will be required to provide documentary evidence of your identity and eligibility for employment in the United States. We ask that you provide this information on your first work day. In addition, we require that you complete on your first date of employment Covad’s Confidentiality and Inventions Agreement.

This agreement, among other things, obligates you not to reveal any Covad confidential information; not to bring with you to Covad any non-public, proprietary information of your previous employer or any other party; not to discuss such information with Covad; and to continue to honor any existing confidentiality obligations you have to your previous employer or any other company. It also assigns Covad any rights you may have in work-related inventions you may develop while at Covad.

Covad hires and retains talented, qualified and committed professionals. To uphold the highest standards so that we continue to provide top quality service, and to ensure a safe and secure work environment, Covad initiates background checks on all newly hired Covad employees.

This offer of employment is contingent upon your successful completion of reference checks and a background check, which may include verification of your past employment and education, as well as a review of DMV and criminal record.

John, I am confident you can have a major impact on the success of Covad and will be a key member of our team. Please review your offer and call me if you have any questions.

To accept, sign the enclosed copy and fax it to Jessica Rossman at 408 952-7404 at your earliest convenience.

I look forward to your favorable reply and welcoming you to Covad.

Sincerely,

Charles Hoffman
Chief Executive Officer

I accept this offer of employment with the understanding that it is not an employment contract and the provisions stated in this offer of employment constitute the entire and exclusive agreement with respect to this subject matter, and no further commitments have been made to me. Neither this nor any writing by Covad is intended to modify the presumptions of at-will employment status.

/s/ John Trewin	2/28/05	3/2//05

Acceptance Signature	Date	Start Date